Exhibit 99.1

FOR:                      NATHAN'S FAMOUS, INC.

COMPANY                      Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:                      (516) 338-8500 ext. 229

FOR  IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.

REPORTS YEAR-END AND FOURTH QUARTER RESULTS

JERICHO, N.Y., June 12, 2013 -- Nathan's Famous, Inc. (NASDAQ:NATH) today reported results for its fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2013:

•	Net income increased 21.3% to $7,468,000 for the fifty-three weeks ended March 31, 2013, as compared to $6,158,000 for the fifty-two weeks ended March 25, 2012;
•	Earnings per diluted share increased 33.6% to $1.63 for the fifty-three weeks ended March 31, 2013, as compared to $1.22 for the fifty-two weeks ended March 25, 2012;
•
Non-GAAP earnings, which exclude the litigation expense items described below, were $7,749,000 or $1.69 per diluted share for the fifty-three weeks ended March 31, 2013, as compared to $6,445,000 or $1.28 per diluted share for the fifty-two weeks ended March 25, 2012; and

•	Revenues increased 8.0% to $71,543,000 for the fifty-three weeks ended March 31, 2013, as compared to $66,222,000 during the fifty-two weeks ended March 25, 2012.

For the fiscal quarter ended March 31, 2013:

•	Net income increased 43.7% to $1,555,000 for the fourteen weeks ended March 31, 2013, as compared to $1,082,000 for the thirteen weeks ended March 25, 2012;
•	Earnings per diluted share increased by 47.8% to $0.34 for the fourteen weeks ended March 31, 2013, as compared to $0.23 for the thirteen weeks ended March 25, 2012;
•
Non-GAAP earnings, which exclude the litigation expense items described below, were $1,634,000 or $0.35 per diluted share for the fourteen weeks ended March 31, 2013, as compared to $1,153,000 or $0.24 per diluted share for the thirteen weeks ended March 25, 2012; and

•	Revenues increased 3.9% to $14,976,000 for the fourteen weeks ended March 31, 2013, as compared to $14,407,000 for the thirteen weeks ended March 25, 2012.

On October 29, 2012, Hurricane Sandy struck the Northeastern United States, which forced the temporary closing of all of the Company-owned restaurants. Seventy-eight franchised restaurants, including 18 Branded Menu locations, also closed for varying periods of time, one of which remains closed. Our Company-owned restaurant in Oceanside, New York was closed for approximately two weeks.  The new Coney Island Boardwalk restaurant sustained minor damage and re-opened on March 18, 2013. Our flagship Coney Island restaurant incurred significant damage, and re-opened on May 20, 2013. On November 25, 2012, we closed the Company-owned restaurant in Yonkers, New York which was demolished as a part of a redevelopment of the property which will include a new Nathan’s Company-owned restaurant that we anticipate opening in December 2013.

NATHAN’S REPORTS/ 2

The Company also reported the following:

•
As previously disclosed, Nathan’s entered into an agreement with John Morrell & Co, a subsidiary of Smithfield Foods, Inc. (NYSE:SFD) to become Nathan’s exclusive licensee to manufacture and sell branded hot dog, sausage and corned beef products at retail. The agreement begins on March 2, 2014 for a term of 18 years providing royalties of 10.8% of net sales, subject to annual minimum royalties which start at $10 million in the first year and increase annually throughout the term.

•
Sales from the Branded Product Program, featuring the sale of Nathan’s hot dogs to the foodservice industry, increased 12.2% to $43,214,000 during the fifty-three weeks ended March 31, 2013, as compared to sales of $38,507,000 during the fifty-two weeks ended March 25, 2012.

•	Sales from the five Company-owned restaurants were $13,403,000 during the fifty-three weeks ended March 31, 2013 as compared to $13,208,000 during fifty-two weeks ended March 25, 2012.

•
Gross profit increased to 20.8% of sales during fifty-three weeks ended March 31, 2013, as compared to 19.6% of sales during the fifty-two weeks ended March 25, 2012 due to improved margins from our Branded Product Program and the impact of the closed restaurants during the winter months.

•	Retail license royalties increased 13.8% or $1,045,000 to $8,631,000 during the fifty-three weeks ended March 31, 2013, as compared to $7,586,000 during the fifty-two weeks ended March 25, 2012.

•
Revenues from franchise operations were $5,782,000 during the fifty-three weeks ended March 31, 2013, as compared to $5,586,000 during the fifty-two weeks ended March 25, 2012. Forty new franchised units were opened during the fifty-three weeks ended March 31, 2013, including our first two mobile trucks, our first locations in Turkey and Mexico City, our sixth restaurant in the Dominican Republic and twenty Branded Menu Program outlets.

•
Nathan’s opened its first restaurants in each of Turkey and Mexico City, pursuant to the Master Development Agreements executed this year for the Republic of Turkey, including the Turkish Republic of Northern Cyprus and Mexico City, Mexico.

•	In April 2012, we opened our newly relocated seasonal restaurant on the Boardwalk in Coney Island, New York.

As previously described with respect to our litigation with SMG, on April 7, 2011, the Court entered a stipulation and order which granted a stay of enforcement of the final judgment which is in the amount of approximately $4,910,000.

On April 3, 2013, Nathan’s filed a Petition for Leave to Appeal with the Supreme Court of the State of Illinois and is awaiting a decision whether they will hear the case.

Throughout the duration of the appeal, Nathan’s is required to deposit post-judgment interest on the damages awarded at 9% per annum into a security account. Nathan’s has continued to make these deposits and recorded interest expense of approximately $276,000, and $266,000 net of tax, during the fiscal periods ended March 31, 2013 and March 25, 2012, respectively.

NATHAN’S REPORTS/ 3

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP"), the Company has provided its non-GAAP earnings and earnings per diluted share as adjusted for the litigation expenses described above, including the interest expense that has accrued during the appeals process through the end of the fourth quarter, that the Company believes impacts the comparability of its results of operations.

The Company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because management considers the litigation expenses referred to above to be outside the Company's normal operating results. This non-GAAP financial information is among the indicators management uses as a basis for evaluating the Company's financial and operating performance.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, earnings and earnings per diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and six foreign countries through its foodservice sales programs, product licensing activities and restaurant system. Last year, approximately 430 million Nathan’s Famous hot dogs were sold. For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the status of our license and supply agreements; the regulatory and trade environment; the risk factors and the forward-looking statements reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.

NATHAN’S REPORTS/ 4

Nathan's Famous, Inc.
Financial Highlights

	Thirteen weeks ended		Fifty-two weeks ended
	Mar. 31, 2013	Mar. 25, 2012	Mar. 31, 2013	Mar. 25, 2012

	(unaudited)		(unaudited)

Total revenues	$14,976,000	$14,407,000	$71,543,000	$66,222,000

Net income	$1,555,000	$1,082,000	$7,468,000	$6,158,000

Basic income per share
Net income	$0.35	$0.24	$1.70	$1.26

Diluted income per share
Net income	$0.34	$0.23	$1.63	$1.22

Weighted-average shares used in computing income per share

Basic	4,411,000	4,559,000	4,400,000	4,906,000
Diluted	4,603,000	4,720,000	4,588,000	5,049,000

NATHAN’S REPORTS/ 5

Nathan's Famous, Inc.
Reconciliation of GAAP and Non-GAAP Measures

	Thirteen weeks ended		Fifty-two weeks ended
	Mar. 31, 2013	Mar. 25, 2012	Mar. 31, 2013	Mar. 25, 2012

	(unaudited)		(unaudited)
NET INCOME
Net income	$1,555,000	$1,082,000	$7,468,000	$6,158,000

Legal expense (a), (net of tax)	4,000	5,000	5,000	21,000

Interest expense (b), (net of tax)	75,000	66,000	276,000	266,000

Non-GAAP income	$1,634,000	$1,153,000	$7,749,000	$6,445,000

DILUTED INCOME PER SHARE
Net income	$0.34	$0.23	$1.63	$1.22

Legal expense (a), (net of tax)	0.00	0.00	0.00	0.01

Interest expense (b), (net of tax)	0.01	0.01	0.06	0.05

Non-GAAP income per share	$0.35	$0.24	$1.69	$1.28

(a)	Represents legal expense incurred in connection with the SMG matter during the respective periods.

(b)	Represents accrued interest expense incurred in connection with Nathan’s appeal of the SMG damages award.